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                                  Exhibit 4.2

6% CONVERTIBLE DEBENTURE SUBSCRIPTION AGREEMENT

THIS DEBENTURE AND THE COMMON STOCK ("SHARES") ISSUABLE UPON CONVERSION OF THE DEBENTURE (COLLECTIVELY, THE "SECURITIES") UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IF THESE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

This Subscription Agreement (the "Agreement"), is entered into by and between ___________________ (referred to herein as "Purchaser"), and HALIS, Inc., a corporation incorporated under the laws of the State of Georgia (the "Company"), whose address is 9040 Roswell Road, Suite 470, Atlanta, Georgia 30350, in connection with the purchase by the Purchaser of a U.S. $__________ convertible debenture in the form attached hereto as Exhibit "A" ("Debenture").

1.       AGREEMENT TO SELL AND PURCHASE; PURCHASE PRICE

The Company hereby sells to Purchaser and the Purchaser hereby purchases from the Company, the Debenture for an aggregate purchase price of U.S. $_________ (the "Purchase Price"). Concurrently with the Purchaser's execution and delivery of this Subscription Agreement, Purchaser has initiated a wire transfer to the Company's (or its agent's) bank account of immediately available funds in the amount of the Purchase Price in full payment for the Debenture. The Company will confirm to Purchaser receipt of the wire transfer. Upon receipt of such funds, and the fully completed and executed Subscription Agreement, the Company shall deliver to Purchaser the certificate representing the Debenture.

2.       INDEPENDENT INVESTIGATIONS; ACCESS

Purchaser, in electing to purchase the Securities hereunder, has relied upon the independent investigation made by it and its representatives, if any, and has made such investigation of the business and financial condition of the Company as it has deemed appropriate under the circumstances. Purchaser acknowledges receipt of the Private Placement Memorandum dated February ___, 1998 (the "Memorandum") and further acknowledges that he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities: and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment


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decision with respect to the Securities and to verify the accuracy and completeness of the information contained in the Memorandum.

3.       REPRESENTATION, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents, warrants and Covenants to Purchaser as follows:

     The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Georgia.

     The Debenture, and the shares of common stock ("Shares") to be delivered to the Purchaser upon conversion of the Debenture, will be validly issued, fully paid and non-assessable, and, when issued in accordance with the terms of the Debenture and this Agreement, will comply in all respects with applicable United States and State of Georgia laws and regulations relating to the issuance of the Debenture and the Shares, as applicable.

     This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity and public policy; and the Company has full corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

     Subject to compliance with all applicable securities laws, no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of its affiliates is required for execution of this Agreement or the performance of its obligations hereunder, including, without limitation, the sale of the Debenture and the Shares, as applicable, to the Purchaser.

4.       REPRESENTATION AND WARRANTIES BY PURCHASER

The Purchaser represents and warrants to, and agrees with, the Company that:

         A. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and the Purchaser has full power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

         B. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Purchaser is required for execution of this Agreement or the performance of the Purchaser's obligations hereunder, including, without limitation, the purchase of the Debenture.

         C. The Purchaser understands that no federal or state agency or similar agency of any other country has passed on or made any recommendation or endorsement of the Debentures, the Shares or this transaction.

         D. The Purchaser acknowledges that, in making the decision to purchase the Debenture, it has relied solely upon independent investigations, if any, made by it and not upon any


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representations made by the Company with respect to the Company or the Debenture other than those expressly stated herein. In addition to receipt of the Memorandum, the Purchaser acknowledges access via the Securities and Exchange Commission's EDGAR database to the following documents, which have been filed with the SEC on the dates indicated: Form 10-KSB filed April 15, 1997; Form
8-K/A filed April 16, 1997; Form 8-K filed May 15, 1997; Form 10-QSB filed May 20, 1997; Form 8-K filed July 14, 1997; Form 8-K/A filed July 17, 1997; Form 8-K filed August 13, 1997; Form 10-QSB filed August 14, 1997; Form S-2 filed August 22, 1997; Form S-2/A filed August 29, 1997; Form 8-K/A filed September 19, 1997; Post Effective Amendment filed October 7, 1997; Form 8-K/A filed October 14, 1997; Post Effective Amendment filed October 15, 1997; Form 10-QSB filed
November 12, 1997; and Schedule 14 filed November 20, 1997; and Forms 8-K filed January 12, 13 and 15, 1998; and Form S-2 filed February 13, 1998.

         E. Purchaser has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Debenture and determining the suitability of its investment. The Purchaser is an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Act ("Accredited Investor") (e.g., any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000; any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year).

         F. The Purchaser understands that the Debenture is being offered and sold to it by the Company in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein.

         G. Purchaser understands that Purchaser must bear the economic risk of this investment indefinitely unless sale of such Debenture or Shares is registered pursuant to the Act, or an exemption from such registration is available, and that the Company will not register the Shares or the Debenture under the Act or any states securities law.

         H. Purchaser has reviewed with his, her or its own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Purchaser (and not the Company) shall be responsible for the Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         I. Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. Purchaser is relying solely on such counsel and not on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement, except for the representations, warranties and covenants set forth herein.

         J. PURCHASER UNDERSTANDS THAT THE DEBENTURES AND THE UNDERLYING COMMON STOCK INTO WHICH THEY ARE CONVERTIBLE INVOLVE A HIGH DEGREE OF RISK AND MAY INVOLVE THE LOSS OF THE PURCHASER'S ENTIRE INVESTMENT. Purchaser represents that it is able to bear such risk and has adequate means to meet all of Purchaser's needs and obligations. In making its investment decision, the Purchaser is not relying on any oral or written representations or assurances either from the Company or any other person or any representations of the Company or any other person other than as set forth in this Agreement or in public filings of the Company.


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         K. Purchaser acknowledges that it is not purchasing the Debenture as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to you in connection with investments in securities generally.

5.       FEES AND EXPENSES

Each of the Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of such party's respective legal counsel.

6.       NOTICES

All communications hereunder shall be in writing, and if sent to the Purchaser shall be sufficient in all respects if delivered or sent by registered mail or by telecopy and confirmed to the Purchaser at __________________________________ _____, or if sent to the Company, shall be delivered, sent by registered mail or by telecopy at 770-641-5559, and confirmed to the Company at HALIS, Inc., 9040 Roswell Road, Suite 470, Atlanta, Georgia 30350, Attn: Paul W. Harrison, Chief Executive Officer.

7.       MISCELLANEOUS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Facsimile signatures of the parties on this Agreement shall be binding on all parties hereto.

8.       GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the United States and the State of Georgia without regard to its conflicts of laws rules.

9.       SUBORDINATION OF DEBENTURES

Any right of the Purchaser to payment of principal or interest from the Company under the Debenture shall be subordinated to the claims and rights of the holders of the Senior Debt ("Senior Debt Holders"). "Senior Debt" means the indebtedness of the Company incurred in connection with: (1) all existing and future secured financing and all existing and future unsecured institutional financing, including without limitation, financing from banks, savings and loans, mortgage companies, financing companies, insurance companies, governmental agencies and/or any other institution which is engaged in whole or in part in making loans in the ordinary course of its business, and (2) all future purchase money financing which is secured by an encumbrance against all or any portion of the properties and/or assets of the Company, and (3) any refinancing of the type of indebtedness referred to in (1) and (2) above. Any payment of principal or interest to the Purchaser shall be collected, enforced or received by the Purchaser as trustee for the Senior Debt Holders and paid over to the Senior Debt Holders. The Purchaser agrees that in the event of any payment of principal or interest by the Company to the Purchaser by reason of any receivership, insolvency or bankruptcy proceeding, or proceeding for reorganization or readjustment of the Company or its properties, or otherwise, then, in any such event, the Senior Debt Holders shall be preferred in the payment of their claims over the claim of the Purchaser-to payment of principal or interest against the Company or its properties, and the claims of the Senior Debt Holders shall be


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first paid and satisfied in full before any payment or distribution of any kind or character, whether in cash, property or securities, shall be made to the Purchaser. Provided, however, that this Section 9 shall not apply to any payment of principal or interest made to the Purchaser while the Company is solvent or not in default with respect to its Senior Debt.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this 6% Convertible Debenture Subscription Agreement, all as of the day and year written below.

                                              HALIS, INC.


                                              By:
                                                 -------------------------------
                                              Title:
                                                    ----------------------------


                                              PURCHASER:


                                              By:
                                                 ------------------------------
                                              Title:
                                                    ----------------------------
Dated:  ________, 1998



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                                    EXHIBIT A
                                    DEBENTURE


THIS DEBENTURE AND THE COMMON STOCK ("SHARES") ISSUABLE UPON CONVERSION OF THIS DEBENTURE (COLLECTIVELY THE "SECURITIES") HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IF THESE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Debenture Certificate No. _____                                U.S.
$________________
Date: ___________, 1998


                                  HALIS, INC.
               6% CONVERTIBLE DEBENTURE DUE FEBRUARY 28, 2000

    FOR VALUE RECEIVED, HALIS, Inc., a Georgia corporation (the "Company"), promises to pay to ____________________________ ("Purchaser"), or any subsequent registered holder hereof (the "Holder"), the principal sum of _______________ U.S. Dollars (U.S. $____________), together with interest on the principal sum outstanding at the rate of six (6%) percent per annum, payable in U.S. Dollars, under the terms and conditions set forth below. Accrual of interest on this Debenture shall commence on the date hereof and shall continue to accrue until the Maturity Date or if earlier, the Conversion Date or Redemption Date, as the case may be. This Debenture is being issued pursuant to the 6% Convertible Debenture Subscription Agreement between the Holder and the Company ("Subscription Agreement"), and this Debenture is subject to all of the terms and conditions thereof, all of which are hereby incorporated by reference.

SECTION 1. PAYMENT OF DEBENTURE. Subject to all of the terms and conditions hereof, the Company shall pay to the Holder the entire outstanding amount of principal and interest hereof, on February 28, 2000 (the "Maturity Date"). All interest or principal shall be paid to the person and at the address in whose name this Debenture is registered on the records of the Company on the applicable payment date. As provided herein, the principal and interest due hereunder may be converted into or redeemed for shares of Common Stock, par value of $.01 per share, of the Company ("Shares"), and such Shares shall be in the name of and forwarded to the person and at the address in whose name this Debenture is registered on the issuance date.

SECTION 2. SALE, TRANSFER OR EXCHANGE. This Debenture may be transferred, exchanged or converted only in compliance with the Act and any applicable state securities laws. Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein and in the Subscription Agreement. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly recorded on the Company's records as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes.


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SECTION 3.     HOLDER CONVERSION.

    A. Right to Convert; Conversion Rate. The Holder of this Debenture shall be entitled to convert the entire principal amount and accrued but unpaid interest of this Debenture at any time on or before the Maturity Date into that number of Shares calculated in accordance with the following formula:

    Number of Shares issued upon Conversion = Principal (+ Interest, if applicable)/Conversion Price, where

                           Principal = The Principal amount of the Debenture, Interest = accrued but unpaid interest hereunder

    Conversion Price = at the Purchaser's option: (i) 65% of the Closing Bid Price, as that term is defined below, of the Shares on the date of purchase of the Debenture (the "Fixed Conversion Price"); or .(ii) 65% of the average Closing Bid Price, as that term is defined below, of the Shares for the ten (10) trading days immediately preceding the day prior to the Conversion Date (the "Variable Conversion Price"). Option (i) must be exercised by the Purchaser, if at all, on or before March ___, 1998. Thereafter, any conversion of the Debenture shall be made only by reference to option (ii), above.

    For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the market as reported by the OTC Bulletin Board or NASDAQ's National Market System or Small Capitalization System ("NASDAQ") or American Exchange Emerging Company Marketplace or if then traded on a different national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded and, if not available, the mean of the daily high and low sales prices on such securities exchange on which it is traded.

    B. Mechanics of Conversion. In order to convert the Debenture into Shares, the Holder shall (i) fax a copy of an executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company, which notice shall specify that the Debenture shall be converted and shall contain a calculation of the number of Shares to be issued in connection with the conversion, and (ii) surrender the original Debenture to a common courier for delivery to the office of the Company within three (3) business days of the Notice of Conversion; provided, however, that the Company shall not be obligated to issue certificates evidencing the Shares issuable upon such conversion unless either the original Debenture is delivered to the Company or the Holder notifies the Company that such Debenture has been lost, stolen or destroyed and the Holder has complied with Section 3.C. below. Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name of a contact person at the Company whom the Holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Price or any other issues related thereto, the Company shall promptly issue the number of Shares that are not disputed. The Company shall submit the disputed calculations to its independent auditors within two (2) business days of receipt of Holder's Notice of Conversion. The Company shall cause the auditors to perform the calculations and notify the Company and Holder of the results no later than five (5) business days from the time such accountant receives the disputed calculations. The auditor's calculation shall be deemed conclusive absent manifest error.


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    C.       Lost or Stolen Debentures. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver a new Debenture of like tenor and date without charge to Holder.

    D. Delivery of Shares upon Conversion. The transfer agent or the Company (as applicable) shall, no later than the close of business on the tenth (10th) business day after delivery to the Company of the Debenture to be converted (or after provision for security or indemnification, if required), issue a certificate for the number of Shares to which the Holder shall be entitled as aforesaid and surrender such original certificate to a common courier for overnight delivery to the Holder at the address of the Holder on the books of the Company.

    E. No Fractional Shares. No fractional Shares shall be issued upon conversion of this Debenture. If any conversion of the Debenture would create a fractional share or a right to acquire a fractional share, such fractional shares, on an aggregate basis, shall be disregarded and the number of Shares issuable upon conversion shall be, on an aggregate basis, the next lower number of whole shares.

    F. Date of Conversion. The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date (utilizing Atlanta, Georgia time) the Notice of Conversion is faxed to the Company, and, provided, that the original Debenture is surrendered by depositing such Debenture with a common courier, as provided above, and received by the Company within three (3) business days from the Conversion Date. The person or persons entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares on the Conversion Date. If the original Debenture is not received by the Company within three (3) business days after the Conversion Date, the Notice of Conversion, at the Company's option, may be declared null and void.

SECTION 4. RESERVATION OF SHARES ISSUABLE UPON CONVERSION OR REDEMPTION. The Company shall at all times reserve and keep available out of its unissued Shares, solely for the purpose of effecting the conversion or redemption of the entire principal amount of this Debenture, such number of its Shares as shall from time to time be sufficient to effect the conversion or redemption of this Debenture.


SECTION 5.   ADJUSTMENT TO CONVERSION PRICE.

    A. Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Debenture is issued and outstanding, the number of outstanding Shares is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding Shares is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

    B. Adjustment Due to Merger, Consolidation. Etc. If at any time when the Debenture is issued, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Shares shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holder shall thereafter have the right to receive upon conversion or redemption of the Debenture, upon the basis


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and upon the terms and conditions specified herein and in lieu of the Shares immediately theretofore issuable upon conversion or redemption, such Common Stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Debenture been converted and redeemed immediately prior to such transaction, and in such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation provisions for adjustment of the Conversion Price and of the number of Shares issuable upon conversion or redemption of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5.B unless it first gives not less than fifteen (15) days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its Debentures into Shares).

SECTION 6. EXERCISE. The Holder hereof acknowledges that neither the Debenture nor the Shares have been registered under the Act or under any state securities law. In addition, the certificates representing the Shares shall contain such legends, or restrictive legends, or be subject to such stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by the Company or its transfer agent.

SECTION 7. NO VOTING RIGHTS. Except as specifically provided herein, this Debenture shall not entitle the Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.

SECTION 8. STATUS OF CONVERTED DEBENTURES. Upon the first to occur of the Conversion Date, Redemption Date, or Maturity Date, as the case may be, this Debenture shall no longer be deemed to be outstanding and all rights hereof, shall forthwith terminate as of such date except only the right of the Holder hereof to receive Shares in exchange for such Debenture and, if applicable, a cash payment of any accrued interest.

SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of and during the continuation of an Event of Default (as defined below), the Company shall pay to the Holder an amount equal to the sum of (x) the unpaid principal amount of this Debenture plus (y) the accrued and unpaid interest on the unpaid principal amount of this Debenture to the date of payment, and such amounts shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or equity.

    The Company shall be required promptly upon its knowledge of an Event of Default hereunder to give notice of such Event of Default to the Holder hereof.

    An "Event of Default" shall mean the following:

    A. Conversion. If the Company fails to issue Shares to Holder upon conversion of this Debenture by the Holder in accordance with the terms of this Debenture, fails to transfer any certificate for Shares issued to the Holder upon conversion of this Debenture and when required by this Debenture, or fails to remove any restrictive legend on any certificate or any stop transfer order on any Shares issued to the Holder upon conversion of this Debenture as and when required in accordance with applicable law and by this Debenture or any Subscription Agreement by and


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between Company and Holder, and any such failure shall continue uncured for five
(5) business days;

    B. Breach of Covenant. If the Company fails to pay when due amounts owed hereunder (including principal and interest) or breaches any material term or condition of this Debenture (other than as specifically provided in subsection 9-A. hereof), or any Subscription Agreement by and between Company and Holder (including, subject to Section 4 hereof, the failure to have enough Shares available for issuance upon conversion), the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture, and such breach continues for a period of five (5) business days after written notice thereof to the Company from the Holder;

    C. Breach of Representation. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, any Subscription Agreement by and between Company and Holder), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture;

SECTION 10. GOVERNING LAW. This Debenture shall be governed by and construed in accordance with the laws of the United States and the State of Georgia without giving effect to the principles of conflicts of laws.

SECTION 11. BUSINESS DAY DEFINITION. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of Georgia, USA excluding any Saturday and Sunday.

SECTION 12. NOTICES. Any notices or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt, if to (i) the Company at 9040 Roswell Road, Suite 470, Atlanta, Georgia 30350, Attn.: Paul W. Harrison, Chief Executive Officer, Telephone No. (770) 641-5555, Telecopy No. (770) 641-5558; or (ii) the Holder of this Debenture, to such holder at _______________________________________________(or to such other address as the party shall have furnished in writing as its new address in accordance with the provisions of this Section 12). Any notice or other communication may be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile. Any notice given on a day that is not a business day shall be effective upon the next business day.

SECTION 13. WAIVER OF ANY BREACH TO BE IN WRITING. Any waiver by the Company or the Holder hereof of a breach of any provision of the Debenture shall not operate as, or be construed to be, a waiver of any breach of such provision or any breach of any other provision of the Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of the Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of the Debenture. Any waiver must be in writing.

SECTION 14. UNENFORCEABLE PROVISIONS. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is


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applicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

SECTION 15.  INCIDENTAL REGISTRATION.

    If, at any time after February 28, 1998 the Company proposes to register any of its equity securities under the 1933 Act, whether or not for sale for its own account, on a form and in a manner which would permit registration of the Common Shares for sale to the public under the 1933 Act, it will give prompt written notice to Holder of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration (including the date by which Holder must give notice hereunder of your intention to exercise your right to include Shares in any such registration), and upon the written request of Holder delivered to the Company within 5 business days after the giving of any such notice (which request shall specify the Shares intended to be disposed of by Holder and the intended method or methods of disposition thereof), the Company will use its reasonable efforts to effect the registration under the 1933 Act of all Shares which Holder has so requested to be registered to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Shares so to be registered, provided that:

(i) if, at any time after giving such written notice of your intention to register any of your securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to Holder and thereupon shall be relieved of its obligation to register any Shares in connection with such registration; provided, to the extent Holder has exercised its conversion rights hereunder in response to notice of the Company's proposal to register equity securities under the 1933 Act and the Company later determines that no such registration shall not occur, Holder may rescind such exercise, return the shares received upon such conversion, and regain its rights under this Debenture as if no such conversion had taken place; provided further, that Holder gives the Company written notice within five business days of Holder's receipt of notice from the Company that no such registration will occur.


      (ii) if (A) the registration so proposed by the Company involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction (to which Holder will also be bound), (B) the Company proposes that the securities to be registered in such underwritten offering will include all of the Shares requested to be so included, and (C) the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of such Shares concurrently with the securities being distributed by such underwriters will materially and adversely affect the distribution of such securities by such underwriters (such opinion to state the reasons therefor), then the Company will promptly furnish Holder with a copy of such opinion and may require, by written notice to Holder accompanying such opinion, that all or a specified portion of such Shares be excluded from such distribution; and

      (iii) The Company shall not be obligated to effect any registration of Shares under this Section 15 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans or incidental to the registration of any non-equity securities convertible into equity securities.


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    IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer hereunto duly authorized.

                                           HALIS, INC.


                                           By:
                                              ----------------------------------
                                           Title:
                                                 -------------------------------


Dated:  _______________, 1998



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